Exhibit 10.3

Executed on February 5, 2009

Joshua S. Boger

243 Old Pickard Road

Concord, MA  01742

Re: Transition Agreement

Dear Dr. Boger:

This letter follows up on the discussions we have had concerning your separation from employment with Vertex Pharmaceuticals Incorporated (“Vertex” or the “Company”).  The purpose of our discussions and our agreement upon terms is to establish an amicable arrangement for ending our employment relationship, to provide for a smooth transition of your responsibilities, to release the Company from certain claims and to permit you to receive certain severance pay and related benefits.  With this understanding, and in exchange for your promises and those of the Company as set forth below, you and the Company agree as follows (this “Agreement”).

1.                                      Employment Status and Final Payments:

(a)                                  The Employment Agreement between you and the Company dated November 1, 1994, as amended May 12, 1995, November 8, 2004 and December 30, 2008 (as amended, the “Employment Agreement”) is acknowledged to be in full force and effect as of the date hereof.  The Employment Agreement is hereby amended to terminate on May 23, 2009 unless terminated earlier in accordance with the terms of the Employment Agreement (the “Term”).  Except as provided in this Agreement, the provisions of the Employment Agreement shall apply and be in full force during the Term.  All capitalized terms used herein without specific definition shall have the meanings set forth in the Employment Agreement.

(b)                                 On February 5, 2009, you will resign your position as the President of Vertex.  You will continue to serve as the Chief Executive Officer of the Company from February 5, 2009 until the end of the Term.  All executive team members will report directly to the new President, who shall report to you.

(c)                                  You will devote your full time to the business of the Company and faithfully perform such duties and responsibilities as the Board of Directors, or any of its designees, may reasonably assign to you from time to time, including but not limited to assisting the new

President with his transition to the Company and his preparation to become the Chief Executive Officer of the Company on May 23, 2009.

(d)                                 You will continue to receive the same level of compensation and other benefits under the Employment Agreement until the expiration of the Term except that the Company shall increase your base salary to the rate of $950,151 per annum effective February 5, 2009.

(e)                                  Provided that you remain employed with the Company until May 23, 2009, you agree and acknowledge that (i) your employment shall immediately terminate on May 23, 2009, (ii) the Company thereafter shall have no further obligations to you under the Employment Agreement except as provided below in Section 5 of this Agreement, and (iii) your compensation and payments in connection with such termination and for all future periods shall be governed solely by this Agreement.   In the event that you die or become disabled (within the meaning of the Employment Agreement) prior to May 23, 2009, whether or not there has then been a Change in Control, your employment shall be deemed to have terminated under this Section 1(e), and you agree and acknowledge that the Company thereafter shall have no further obligations to you under the Employment Agreement except as provided below in Section 5 of this Agreement, and your compensation and payments in connection with such termination and for all future periods shall be governed solely by this Agreement.

(f)                                    If (i) (A) the Company terminates your employment without Cause prior to May 23, 2009, or (B) you terminate your employment for Good Reason in compliance with the Employment Agreement prior to May 23, 2009, and (ii) a Change in Control (as defined in Section 7(f) below) has not yet occurred, then you shall be eligible to receive the payments and benefits set forth in this Agreement after any such employment termination, and not under the Employment Agreement except as provided in Section 5 of this Agreement.

(g)                                 If your employment with the Company terminates prior to May 23, 2009, for any reason not described in Section 1(e) or 1(f) above, then your rights to any payments or compensation following any such employment termination shall be governed solely by the terms of the Employment Agreement.

(h)                                 Other than your position as a member of Class III of the Board of Directors of the Company or any committee of the Board of Directors of the Company, you shall not hold any positions or offices with the Company or any of its subsidiaries upon the earlier of your employment termination or May 23, 2009 (the “Termination Date”), and all of your duties and obligations associated with such positions or offices immediately shall cease on the Termination Date.  Notwithstanding the foregoing, for purposes of determining when payments and benefits shall be provided to you under either Section 2 or Section 7 of this Agreement, the Termination Date shall in no event be earlier than your “separation from service” as determined under Section 409A of the Code and after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(i)                                     Regardless of the reason for your employment termination with the Company, upon the Termination Date you shall in all events be entitled to (i) all earned but unpaid wages and all accrued but unused vacation time, subject to standard payroll deductions and withholding, (ii) reimbursement for all reasonable, business-related expenses incurred by you up to and through the Termination Date, in accordance with the Company’s expense reimbursement policy, provided that such reimbursement shall be made no later than the calendar year following the calendar year in which such expenses are incurred, and (iii) any rights you have under the provisions of a Company-provided benefit plan, program, contract or practice based on your employment up until the Termination Date.

2.                                      Consideration:

Provided that (i) your employment is terminated under the circumstances set forth in either Section 1(e) or 1(f) of this Agreement, (ii) you execute an update to the release provided in Section 6 below in substantially the form attached hereto as Exhibit A (the “Supplemental Release”) within twenty-one (21) days after the Termination Date, and (iii) you do not subsequently revoke such updated release as permitted under Section 16 below, the Company will provide the following payments and benefits in exchange for, and in consideration of, your full execution of this Agreement:

(a)                                  On the date that is six (6) months and one (1) day following the Termination Date, the Company shall pay you a one-time, lump sum payment in the amount of $2,850,453.

(b)                                 Upon the Termination Date, you and your dependents may be eligible to continue your group medical plan coverage under Company-sponsored plans pursuant to the federal law known as COBRA.  If you are eligible, and in the event you and your dependents elect COBRA continuation coverage, the Company shall provide you a cash subsidy to pay the cost of COBRA coverage properly and timely elected by you and your dependents for a period of up to eighteen (18) months from the Termination Date.  This subsidy shall be paid monthly on your behalf in an amount equal to the then current monthly charge for this COBRA coverage; provided, however, that no amount shall be paid in excess of $16,500 during the first six months after your Termination Date.  Any monthly COBRA payment that cannot be paid under the immediately preceding sentence shall be paid in a single lump sum payment during the first payroll period immediately following such six month period.  For purposes of COBRA, Section 4980B(f)(3)(B) of the Code, the qualifying event associated with the termination of your employment with the Company shall be the Termination Date.  You understand and acknowledge that it is solely your responsibility to elect COBRA continuation coverage if you desire such coverage, and that the cash payment under this Section 2(b) is taxable to you.  You further understand and acknowledge that the Company’s cash subsidy towards your COBRA coverage is a taxable event to you, and that you shall be solely responsible for all taxes on this benefit.  Your rights and obligations under the Company’s group medical plans shall be governed by the specific terms of the plans and COBRA.  Information concerning COBRA rights, coverage and election will be sent to you under separate cover.  In the event you obtain comparable health insurance coverage through other employment prior to the expiration of the eighteen-month period, the Company’s obligation to continue to provide cash payments under this Section 2(b) shall cease as of the effective date of such coverage.  Should you obtain such coverage, you agree to promptly notify Director – Compensation and Benefits in writing, including the effective date of such coverage.

(c)                                  The Company will reimburse you for your reasonable fees and expenses of legal counsel incurred in connection with negotiating this Agreement up to $80,000, subject to the presentation of such documentation as Vertex may reasonably require, provided that such reimbursement shall be made no later than the calendar year following the calendar year in which such fees and expenses are incurred.

(d)                                 Except as otherwise specifically provided in this Agreement or, as applicable, the Employment Agreement, you acknowledge and agree that you will not receive nor are entitled to receive any additional compensation or benefits and that no additional benefits are otherwise due or owing to you under any Company employment agreement or policy or practice.

3.                                      Stock Options:

(a)                                  Exhibit B to this Agreement lists each stock option granted to you during your employment with the Company as of the date of this Agreement that remains outstanding (collectively, the “Stock Options”).  Except as specifically set forth in this Section 3 and Section 7 below, all of your rights and obligations under each Stock Option, including without limitation vesting, exercise and expiration, shall be governed by the terms and conditions of the Equity Plan (as defined below) under which the Company issued each Stock Option and the award agreement governing each Stock Option.  The Company represents to you that none of your actual award agreements contain any materially different terms as compared to the form of award agreement for each Equity Plan that have been publicly filed by the Company with the United States Securities and Exchange Commission (the “SEC”).  For purposes of this Plan, the “Equity Plans” are the Vertex Pharmaceuticals Incorporated 1994 Stock and Option Plan, as amended, the Vertex Pharmaceuticals Incorporated 1996 Stock and Option Plan, as amended and the Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan, as amended (collectively, the “Equity Plans”).  Each of the Stock Options are listed on Exhibit B.

(b)                                 Provided that you meet the requirements to receive payments and benefits as set forth in Sections 2(i), 2(ii) and 2(iii) above, the Company shall add an additional eighteen (18) months of service to your period of employment effective as of May 23, 2009, solely for purposes of determining the vested percentage under each of the Stock Options.  The number of Stock Options that will become vested on May 23, 2009 if you meet the requirements to receive payments and benefits as set forth in Sections 2(i), 2(ii) and 2(iii) above is set forth in Exhibit B.

(c)                                  Each of your outstanding and vested Stock Options shall in all events remain exercisable until December 31, 2010, provided, however, that if a Qualifying Change in Control Event (as defined in Section 7(a) of this Agreement) occurs, and you are entitled to payments and vesting pursuant to Section 7(a) below, all Stock Options held by you at the time of such event shall remain exercisable for the period set forth in the applicable Equity Plan (as if the termination of service under such Equity Plan took place on the date of the Qualifying Change in Control Event), subject to the Company’s right to extinguish the Stock Options under the Equity Plans on the Change in Control (as defined in Section 7(f) of this Agreement).  Notwithstanding anything to the contrary, no Stock Option the fair market value (as determined using the arithmetic mean of the high and low prices on February 5, 2009)) of which exceeds the exercise price thereof as of the date hereof shall be exercisable beyond the earlier of the latest date upon which such Stock Option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the Stock Option.

(d)                                 For any period after the Termination Date that you continue in the service of the Company in any capacity that provides eligibility under the applicable Equity Plan and governing Stock Option award agreement, such that there shall not have been a “termination of service” under the applicable Equity Plan and such award agreement, each outstanding Stock Option shall continue to vest after your Termination Date in accordance with the provisions of the applicable Equity Plan and such award agreement.  Such continued vesting will be in addition to the eighteen (18) months of additional deemed service provided for in Section 3(b) above.

(e)                                  Notwithstanding anything to the contrary, under Section 12 of each of the Equity Plans and your award agreement governing each Stock Option, “cause” shall be limited to events that have occurred prior to the Termination Date and, after the Termination Date, “cause” shall be limited solely to your actions in your capacity as, or as a result of your status as, a Class III Director of the Company or if you breach the Non-competition Covenant or the Inventions Agreement (both as defined below); provided, that you shall not be deemed to have been terminated for “cause” based on your actions in your capacity as a Class III Director of the Company if said actions were based on the advice of counsel to the Company or its Board of Directors or if you are treated in a discriminatory manner with respect to your Equity Awards from other Directors who are similarly situated.

4.                                      Restricted Stock:

(a)                                  Exhibit C to this Agreement lists each share of restricted stock granted to you during your employment with the Company as of the date of this Agreement that remains subject to a Lapsing Repurchase Right (collectively, the “Restricted Stock”).  Except as specifically set forth in this Section 4 and Section 7 below, all of your rights and obligations under the Restricted Stock shall be governed by the terms and conditions of the applicable Equity Plan and your award agreement governing each share of Restricted Stock (each, a “Restricted Stock Agreement”).  The Company represents to you that the none of your actual award agreements contain any materially different terms as compared to the form of award agreement for each Equity Plan that have been publicly filed by the Company with the SEC.  A “Lapsing Repurchase Right,” with respect to a share of Restricted Stock, shall have the meaning set forth in the Restricted Stock Agreement applicable to such share.

(b)                                 Provided that you meet the requirements to receive payments and benefits as set forth in Section 2(i), 2(ii) and 2(iii) above, the Company’s Lapsing Repurchase Rights with respect to the Restricted Stock shall lapse with respect to a “Pro-Rata Share of Restricted Stock” (as defined in the Second Amendment to the Employment Agreement dated November 8, 2004) as of May 23, 2009.  The number of shares of Restricted Stock with respect to which the Lapsing Repurchase Right lapses on May 23, 2009, pursuant to this Section 4(b) is set forth on Exhibit C.

(c)                                  For any period after the Termination Date that you continue in the service of the Company in any capacity that provides eligibility under the applicable Equity Plan, such that there shall not have been a “termination of service” under the applicable Equity Plan, each outstanding Restricted Stock award shall continue to vest after your Termination Date in accordance with the provisions of the applicable Equity Plan and governing Restricted Stock Agreement.  Such continued vesting will be in addition to the lapse of a “Pro-Rata Share of

Restricted Stock” to occur on May 23, 2009 as provided for in Section 4(b) above.  Accordingly such Restricted Stock may also vest after your Termination Date based on continued service as a Class III director, other service, if any, that provides for continued eligibility under the applicable Equity Plan and the Company’s subsequent performance.  Specifically, the date on which the remaining unvested portion, if any, of the Restricted Stock (after application of Section 7(b) above) is scheduled to vest based solely on providing continued services shall be eighteen (18) months earlier than such otherwise scheduled date.  You shall also be entitled to accelerated vesting on the remaining unvested portion, if any, of the Restricted Stock if the Company meets the applicable performance criteria while you remain in service as a Class III director or do not otherwise undergo a termination of service under the applicable Equity Plan.  For purposes of illustration only, if shares subject to a Restricted Stock grant that is made on May 23, 2009 only vested in four years (on May 23, 2013) and you qualified for accelerated vesting under Section 4(b) above, you would be immediately vested in 37.5% of the Restricted Stock on May 23, 2009, (18 months / 48 months) pursuant to Section 7(b) above, and you would vest in the remaining portion of the Restricted Stock by either providing services as a Class III director (or otherwise providing eligible services, if any) for an additional thirty (30) months or remaining in service as a director (or otherwise providing eligible services, if any) when the Company meets the performance criteria applicable to the Restricted Stock.

(d)                                 Notwithstanding anything to the contrary, under Section 12 of each of the Equity Plans and your award agreement governing each share of Restricted Stock, “cause” shall be limited to events that have occurred prior to the Termination Date and, after the Termination Date, “cause” shall be limited solely to your actions in your capacity as, or as a result of your status as, a Class III Director of the Company or if you breach the Non-competition Covenant or the Inventions Agreement (both as defined below); provided, that you shall not be deemed to have been terminated for “cause” based on your actions in your capacity as a Class III Director of the Company if said actions were based on the advice of counsel to the Company or its Board of Directors or if you are treated in a discriminatory manner with respect to your Equity Awards from other Directors who are similarly situated.

5.                                      Excise Tax Gross-Up:

Subject to Section 7 below, you will remain entitled to the excise tax gross-up contained in Sections 7.1.5 and 7.1.6 of the Employment Agreement, and the Company shall bear the costs associated with the calculation of the tax gross-up, if any.  Notwithstanding anything to the contrary contained in the Employment Agreement, for purposes of determining the amount of the gross-up payment, you shall be deemed to pay federal income taxes at the actual rate of federal income taxation applicable to you in the calendar year in which the gross-up payment is to be made and state and local income taxes at the actual rates of taxation applicable to you and as are in effect in the state and locality of your residence in the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to you.  At the request of the Company, you shall provide information necessary from your accountants and financial advisors to determine your actual rates for federal, state and local income taxes.  For the avoidance of doubt, you shall continue to be entitled to reimbursement from the Company of any reasonable expenses incurred in connection with a tax audit to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided to you.

6.                                      Limited Release:

In exchange for the benefits to be provided to you hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and your representatives, estate, heirs, successors and assigns, hereby absolutely and unconditionally release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and former partners, directors, shareholders, officers, employees, attorneys and agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, up to and including the date you sign this Agreement (collectively, “Claims”), concerning (1) Claims of breach of the Employment Contract; (2) Claims concerning the manner or means of your separation of employment from the Company, including without limitation Claims for alleged wrongful termination or constructive discharge, discrimination, retaliation, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation or violation of public policy; and (3) Claims concerning actions taken (or not taken) by any Company Releasee relating to your separation of employment.

Notwithstanding any contrary provisions of this Agreement, you are not releasing and will not, as of the Termination Date, be releasing the Company Releasees from: (1) Claims relating to any vested rights under any company benefit plan; (2) any Claims for indemnification by the Company pursuant to applicable law and/or the Company’s Amended and Restated By-Laws; or (3) any claims to enforce the terms of this Agreement.

7.                                      Qualifying Change in Control Event:

(a)                                  You may become entitled to additional payments and vesting in Stock Options and Restricted Stock as described in this Section 7 if you meet the requirements to receive payments and benefits as set forth in Sections 2(i), 2(ii) and 2(iii) above, and you satisfy a Change in Control vesting condition that shall occur if (i) the Company experiences a Change in Control (as defined in Section 7(f) below) prior to December 31, 2010, (ii) the Company has entered into, on or after the date hereof, a binding agreement to effect a transaction that directly results in a Change in Control, subject to satisfaction of customary closing conditions, prior to December 31, 2010, and a Change in Control takes place thereafter pursuant to the terms of such agreement, or (iii) the Company experiences a Change in Control, the consummation of which gives rise to an obligation on the part of the Company to pay money to a third party pursuant to the terms of a binding agreement to which reference is made in the immediately preceding clause.  For purposes of this Agreement, a “Qualifying Change in Control Event” is a Change in Control described in either paragraph (i), (ii) or (iii) if you had previously met the requirements to receive payments and benefits as set forth in Sections 2(i), 2(ii) and 2(iii) above.

(b)                                 At such time, if any, before a Qualifying Change in Control Event, that you experience a “termination of service” under the Equity Plans, all Stock Options that are then unvested and shares of Restricted Stock that remain subject to a Lapsing Repurchase Right will be suspended.  For avoidance of doubt, a suspension means that you will not be able to exercise any unvested Stock Options or sell any of the shares of Restricted Stock that are subject to a Lapsing Repurchase Right, nor will the Company be entitled to have you forfeit any of these awards.  If at any time after December 31, 2010 it becomes clear that there is no possibility that there will be a Qualifying Change in Control Event, then you shall forfeit any Stock Options or Restricted Stock that had previously been suspended.

(c)                                  Upon a Qualifying Change in Control Event, the Company will pay you a cash payment equal to the amount that would be determined under Section 7.1.2 of the Employment Agreement (assuming that you were employed on the Qualifying Change in Control Event, were receiving salary at a rate of $950,151 per annum and the last two annual bonuses paid to you were the bonuses paid in 2008 and 2009), less the amount, if any, previously paid under Section 2(a) of this Agreement if your Termination Date occurred before the Qualifying Change in Control Event.

(d)                                 Upon a Qualifying Change in Control Event, the Company will pay a cash amount to you equal to the cost, determined as of the Qualifying Change in Control Event, of providing you with life, disability, accident and health insurance benefits for three years less any amounts previously paid to you or on your behalf under Section 2(b) above.

(e)                                  Upon a Qualifying Change in Control Event, all Stock Options and Restricted Stock, including those that were suspended under Section 7(b) above, shall immediately vest.  and shall remain exercisable for the period set forth in the applicable Equity Plan (as if the termination of service under such Equity Plan took place on the date of the Qualifying Change in Control Event), subject to the Company’s right to extinguish the Stock Options under the Equity Plans on the Change in Control (as defined in Section 7(f) of this Agreement).

(f)                                    A “Change in Control” for purposes of this Agreement shall mean a Change in Control as defined under the Employment Agreement.

(g)                                 Notwithstanding anything to the contrary in this Section 7, you shall not be entitled to, and the Company shall have no obligation to provide, any of the payments or additional vesting set forth in Section 5 or this Section 7 of this Agreement if you Actively Participate in the transaction or series of transactions that constitute a Qualifying Change in Control Event.  For purposes of this Section 7(g), “Actively Participate” means that you alone or in concert with one or more other persons, initiate, direct or materially assist the acquiring person or entity in connection with a transaction or series of transactions that result in a Qualifying Change in Control Event, without the approval of the Company’s Board of Directors.  For purposes of interpreting the phrase “Actively Participate” the principles of law governing the definition of “person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 shall apply.  For the avoidance of doubt, neither your employment by the Company or a successor entity after a Qualifying Change in Control Event nor your providing of information to others in the performance of, and in compliance with, your duties as an executive officer or director of the Company shall, by itself, be deemed as your having Actively Participated in a Change in Control.

8.                                      Accord and Satisfaction:

The payments and benefits set forth above in Sections 1, 2 and 7, and the amendments set forth above in Sections 3 and 4 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums, under the Employment Agreement or otherwise.

9.                                      Waiver of Rights and Claims Under the ADEA:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and you agree that:

(a)                                  in consideration for the rights provided in this Agreement, a portion of which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims you might have against the Company Releasees under the ADEA (as amended) to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)                                 you are advised that you have at least twenty-one (21) days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

(c)                                  you are advised that, notwithstanding any other contrary provision of this Agreement, consistent with the provisions of the ADEA (as amended) and other federal discrimination laws, nothing in this Agreement shall be deemed to prohibit you from challenging the validity of the Release under Section 6 or the Supplemental Release provided pursuant to Section 2 (together the “Releases”) under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in the Releases or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement if you successfully challenge the validity of either or both of the Releases and prevail in any claim under the Federal Discrimination Laws;

(d)                                 you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e)                                  in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

10.                               Acknowledgements:

(a)                                  You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.  The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(b)                                 You further acknowledge that, while this Agreement is intended to comply with Section 409A of the Code, and shall be so interpreted, any tax liability incurred by you under Section 409A of the Code is solely your responsibility.

11.                               Company Files, Documents and Other Property:

You agree that on or before the Termination Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, Blackberries, fax machines, scanners, copiers, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”), provided, however, that you may retain Company Property that is necessary to carry out your duties as a member of the Board of Directors.  Notwithstanding the foregoing, Company Property does not include any personal documents or data compiled not related to the business of the Company that you may have created using commercially available third-party software licensed by the Company.  You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such property to the Company.  Upon the termination of your service as a member of the Board of Directors, you will immediately return to the Company all remaining Company Property in your possession.

The Company agrees that it will maintain your Company email account for the period of thirty (30) days immediately following the Termination Date and shall automatically forward a copy of all emails sent to you at the Company during such period to your home email address; provided that, you immediately return or delete any and all correspondence containing Company trade secrets or confidential information, as referenced above, and any and all correspondence that is not of a personal nature to you, unless the information or correspondence is necessary for you to carry out your duties as a member of the Board of Directors, in which case you may permissibly retain such information and correspondence, so long as you delete such information and correspondence upon the termination of your service on the Board of Directors.  In addition, the Company agrees that it will maintain your Company voicemail account for the period of thirty

(30) days immediately following the Termination Date, and you and the Company agree that your current executive assistant shall be given access to your voicemail account and shall be instructed to communicate to you on a regular basis all personal messages left on your voicemail as well as all other communication.

12.                               Future Conduct:

(a)                                  Mutual Nondisparagement:  You will not make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors, employees, stockholders or business partners; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.  Likewise, the Company will not, and will take actions designed to ensure that its executive officers and members of its Board of Directors will not, make disparaging, critical or otherwise detrimental comments to any person or entity concerning you or the circumstances surrounding your employment and/or separation of employment from the Company.  The Company shall instruct all the executive officers and members of its Board of Directors of their respective obligations under this Section 12(a).  Your and the Company’s sole remedy in enforcing the terms of this Section 12(a) shall be injunctive relief and/or the recovery of damages as determined by a court of competent jurisdiction.  Except as ordered by a court of competent jurisdiction (provided the Company cannot off set any nonqualified deferred compensation under Section 409A of the Code), the Company shall not have the right to set off the amount of such damages, if any, against any payment or benefit otherwise due to you from the Company pursuant to this Agreement or your Employment Agreement, nor shall your violation of the provisions of this Section 12(a) vitiate or limit any of the Company’s obligations under this Agreement or the Employment Agreement.

(b)                                 Disclosures:  Nothing herein shall prohibit or bar you or the Company from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you and the Company agree to use reasonable efforts to ensure that this Section is complied with to the maximum extent possible.  Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

(c)                                  No Agency Relationship.  From and after the Termination Date, unless otherwise expressly authorized in writing by the Company’s Board of Directors, and except in those circumstances where you are acting pursuant to your duties as a member of the Board of Directors, you shall no longer be the agent of the Company and shall no longer have the power or authority to, and you shall no longer attempt to, (i) bind the Company, (ii) incur any liability or obligation on behalf of the Company, or (iii) hold yourself out as authorized to act on behalf of the Company, including, without limitation, participating in any investor calls or communicating with the media regarding the Company.

(d)                                 Litigation Cooperation.  During your continued employment with the Company and after the Termination Date, you agree to cooperate fully with the Company in any action, proceeding, charge or lawsuit in which the Company is a party as reasonably requested by the Company from time to time or as required by law or legal process.  After the Termination Date, you agree to provide such litigation assistance at such times that are mutually agreeable to you and the Company, and that do not unreasonably interfere with employment, service on boards of directors, or volunteering in which you may be engaged.  For the twelve month period immediately following the Termination Date, you agree to provide such litigation assistance without further compensation than the agreements of the Company in this Agreement and reimbursement of reasonable expenses directly incurred by you in connection with such litigation assistance.  After the twelve-month anniversary of the Termination Date, the Company shall pay you $500 per hour in connection with any such litigation assistance (other than your participation as a witness or deponent pursuant to a deposition notice, subpoena, summons or other legal process) and reimburse you for reasonable expenses directly incurred by you in connection with such litigation assistance.  For purposes of this paragraph, the term “expenses” shall not include attorneys’ fees.

(e)                                  Indemnification.  During your continued employment with the Company and after the Termination Date, you shall be eligible for indemnification to the fullest extent permitted under the Company’s Amended and Restated By-Laws, and for coverage under the Company’s Directors and Officers Liability Insurance Policy in accordance with the terms and conditions set forth therein, provided that the Company continues to maintain such insurance coverage.

13.                               Employee Nondisclosure and Inventions Agreement; Agreement Not to Compete:

You hereby acknowledge the existence and continued validity of the Employee Non-Disclosure and Inventions Agreement that you previously executed (the “Inventions Agreement”) and the “Non-competition” covenant set forth in Section 8 (the “Non-competition Covenant”) of the Employment Agreement, for the period of time set forth in the Non-competition Covenant.  You agree to abide by your obligations contained in the Inventions Agreement and the Non-competition Covenant for the periods set forth therein.

14.                               Tax Withholding and Reporting.

The Company shall withhold any taxes that are required to be withheld from the payments and benefits provided under this Agreement.  If you do not make withholding arrangements in advance of the payment of compensation or benefits under this Agreement that are reasonably satisfactory to the Company, the Company shall be entitled to withhold amounts from such payments and benefits in any reasonable manner as it determines its sole discretion.  You acknowledge that the Company’s sole liability regarding taxes is to forward any amounts withheld to each appropriate taxing authority.  Further, the Company shall satisfy all applicable reporting requirements.

15.                               Representations and Governing Law:

(a)                                  This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Employment Agreement to the extent it applies to the period of time prior to the Termination Date as expressly set forth in Section 1 of this Agreement, the Inventions Agreement, the Noncompetition Covenant and the stock option and restricted stock agreements as modified to the extent referenced in Sections 3 and 4, each of which shall remain in full force and effect in accordance with their respective terms and as modified by this Agreement.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

(b)                                 If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)                                  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and you and the Company hereby submit to the jurisdiction and venue of any such court.

(d)                                 You may not assign any of your rights or delegate any of your duties under this Agreement; provided, however, that any unpaid benefits, whether or not due from the Company at such time, shall inure to the benefit of your heirs and estate.  The rights and obligations of the Company shall inure to the benefit of, and shall be binding upon, the Company’s successors and assigns.

16.                               Revocation Period:  You may revoke this Agreement at any time during the seven-day period immediately following your execution hereof.  As a result, this Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ CHARLES A. SANDERS
CHARLES A. SANDERS

I REPRESENT THAT I HAVE HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY OF MY CHOOSING, AND THAT I HAVE CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS AND KNOWINGLY AND VOLUNTARILY SIGN MY NAME OF MY OWN FREE ACT.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Joshua S. Boger

Joshua S. Boger

Date:	February 5, 2009

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Joshua S. Boger, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Transition Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:	February 5, 2009	/s/ Joshua S. Boger
Joshua S. Boger

Exhibit A

Supplemental Release

In exchange for the benefits to be provided to you hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and your representatives, estate, heirs, successors and assigns, hereby absolutely and unconditionally release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and former partners, directors, shareholders, officers, employees, attorneys and agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, up to and including the date you sign this Agreement (collectively, “Claims”), concerning (1) Claims of breach of the Employment Contract; (2) Claims concerning the manner or means of your separation of employment from the Company, including without limitation Claims for alleged wrongful termination or constructive discharge, discrimination, retaliation, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation or violation of public policy; and (3) Claims concerning actions taken (or not taken) by any Company Releasee relating to your separation of employment.

Notwithstanding any contrary provisions of this Agreement, you are not releasing and will not, as of signing this Supplemental Release, be releasing the Company Releasees from: (1) Claims relating to any vested rights under any company benefit plan; (2) any Claims for indemnification by the Company pursuant to applicable law and/or the Company’s Amended and Restated By-laws; or (3) any claims to enforce the terms of this Supplemental Release.

Exhibit B

Stock Options

Exhibit C

Restricted Stock